NEWS FOR IMMEDIATE RELEASE	Contact Peter Kowalchuk 720-374-4560 media@flyfrontier.com

Frontier Airlines Flight Attendants Agree
on Terms for Collective Bargaining Agreement

Terms for $16-million restructuring contribution also established

Denver, CO, August 2, 2011 – Frontier Airlines today announced that the Company and the Association of Flight Attendants – CWA (AFA-CWA) have agreed on the terms to be incorporated into a collective bargaining agreement between the Company and its nearly 1,000 flight attendants.

The collective bargaining agreement will incorporate many existing Flight Attendant work rules together with several additional provisions covering such issues as scope, seniority and grievance procedures. Once the full document is completed, the agreement will be submitted to Frontier Flight Attendants for approval.

In addition, the Company and AFA-CWA worked together to craft the Flight Attendant group’s contributions to the broad-scale cost-cutting restructuring. The provisions applicable to the Flight Attendants will save the Company approximately $16 million in labor costs over a four-year period. In return for these contributions, which include adjustments to vacation and sick accruals, other pay-related changes and a suspension of the 401(K) match through 2015, the Company’s Flight Attendants will receive equity in Frontier and will be eligible to participate in the Company’s profit sharing program.

“This agreement is an important contribution by Frontier’s flight attendants to the Company’s long-term success,” said Republic Airways Holdings Chief Operating Officer Wayne Heller. “Our flight attendants realize the importance of Frontier Airlines to its more than 5,500 employees and the communities it serves,” Heller said. “This agreement is a clear demonstration of their commitment to the Company, their fellow employees and their neighbors.”

“Frontier’s flight attendants are very happy to have reached this agreement with the Company’s leadership on the framework of a collective bargaining agreement for our members,” said AFA-CWA Master Executive Council President Erika Schweitzer. “We are just as pleased to be able to contribute to the Frontier’s return to profitability and all that will mean to all employees of the Company.”

About Frontier Airlines

Frontier Airlines is a wholly owned subsidiary of Republic Airways Holdings, Inc. (NASDAQ: RJET), an airline holding company that also owns Chautauqua Airlines, Republic Airlines and Shuttle America. Currently in its 18th year of operations, Frontier employs more than 5,500 aviation professionals and operates more than 500 daily flights from its hubs at Denver International Airport, Milwaukee’s General Mitchell International Airport and Kansas City International Airport. Frontier offers service to more than 80 destinations in the United States, Mexico and Costa Rica.

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